Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239614 on Form S-3 and Registration Statement Nos. 333-23087, 333-251295 and 333-256612 on Form S-8 of our report dated March 16, 2022, relating to the financial statements of Aterian, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

New York, New York

March 16, 2022